UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(AMENDMENT NO. 1)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

MONARCH COMMUNITY BANCORP, INC.
(NAME OF ISSUER)
COMMON STOCK PAR VALUE $.01 PER SHARE
(TITLE OF CLASS OF SECURITIES)
609045 10 9
(CUSIP NUMBER)
12-31-03
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

(X)	RULE 13d-1(b)
( )	RULE 13d-1(c)
( )	RULE 13d-1(d)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON’S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE “FILED” FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (“ACT”) OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

☐	CUSIP NO. 609045 10 9

1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

MONARCH COMMUNITY BANCORP, INC., EMPLOYEE STOCK OWNERSHIP PLAN
IRS ID NO. 04-3627031

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

A
B

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

FEDERALLY CHARTERED STOCK SAVINGS INSTITUTION’S EMPLOYEE STOCK OWNERSHIP PLAN

5.	SOLE VOTING POWER:	148,120 SHARES

6.	SHARED VOTING POWER:	35,757 SHARES

7.	SOLE DISPOSITIVE POWER:	183,917 SHARES

8.	SHARED DISPOSITIVE POWER:	-0- SHARES

9.	AGGREGATE AMOUNT BENEFICIALLY
	OWNED BY EACH REPORTING PERSON:	183,917 SHARES

10.	CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (9) EXCLUDES CERTAIN SHARES

11.	PERCENT OF CLASS REPRESENTED BY
	AMOUNT IN ROW 9	7.7%

12.	TYPE OF REPORTING PERSON	EP

ITEM 1.
	(A)	NAME OF ISSUER:

MONARCH COMMUNITY BANCORP, INC.

	(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

375 WILLOWBROOK ROAD, COLDWATER, MICHIGAN 49036

ITEM 2.
	(A)	NAME OF PERSON FILING:
MONARCH COMMUNITY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN

TRUSTEE: FIRST BANKERS TRUST COMPANY, BROADWAY AT 12TH STREET,
QUINCY, ILLINOIS 62305

	(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

375 WILLOWBROOK ROAD, COLDWATER, MICHIGAN 49036

	(C)	CITIZENSHIP

FEDERALLY CHARTERED STOCK SAVINGS INSTITUTION’S EMPLOYEE STOCK
OWNERSHIP PLAN ORGANIZED IN ILLINOIS

	(D)	TITLE OF CLASS OF SECURITIES

COMMON STOCK PAR VALUE $.01 PER SHARE

	(E)	CUSIP NUMBER:

609045 10 9

ITEM 3.		IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR
§240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(F)	X AN EMPLOYEE BENEFIT PLAN IN ACCORDANCE WITH
§240.13d-1(b)(1)(ii)(F)

ITEM 4.		OWNERSHIP

	(A)	AMOUNT BENEFICIALLY OWNED
183,917 SHARES

	(B)	PERCENT OF CLASS
7.7%

	(C)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

		(I)	SOLE POWER TO VOTE OR DIRECT THE VOTE
148,120 SHARES REPRESENTING UNALLOCATED SHARES

		(II)	SHARED POWER TO VOTE OR DIRECT THE VOTE
35,757 REPRESENTING ALLOCATED SHARES

		(III)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
183,917 SHARES

		(IV)	SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF
-0- SHARES

ITEM 5.		OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE

ITEM 6.		OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.		IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

NOT APPLICABLE

ITEM 8.		IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.		NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS
FILED PURSUANT TO RULE 13D-1(B):

     BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

JANUARY 23, 2004

MONARCH COMMUNITY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN BY FIRST BANKERS TRUST COMPANY AS TRUSTEE

/s/Linda Shultz

Linda Shultz, Trust Officer